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                                                                    EXHIBIT 99.3

April 23, 2003

Mr. Peter Grabowski
7650 Partridge Street
Bradenton, FL 34202

Dear Peter:

         We are pleased to confirm your promotion to Senior Vice President and Chief Financial Officer of the Company, effective June 1, 2003. In this capacity you will report directly to me and be responsible for all financial affairs of the Company including Financial Reporting, Treasury, Credit, Collections, A/R, A/P, Financial Planning and Analysis, Taxes and Administration (including leases and facilities). What follows is a general summary of the key terms of your promotion:

         Promotion
         Date:             June 1, 2003.

         Base Salary:      $200,000 per year payable in equal installments of
                           $7,692.31 on the Company's normal bi-weekly payroll schedule, effective May 1, 2003.

         Cash
         Bonus: Effective June 1, 2003 you will be covered by a cash bonus program that will provide a target bonus amount equal to 40 % of your base salary. The actual amount of the award, prorated for 2003, will be based, in part, on an evaluation of your individual performance and contribution, as well as the overall financial performance of the Company. Of course, all bonus payments and compensation decisions regarding senior executives are subject to final approval by the Board or a duly authorized Committee.

         Stock
         Options: You will receive an award of non-qualified stock options to purchase 20,000 shares of the Company's common stock having a 10-year term and 4-year vesting schedule of 25% on each anniversary of the date of the award with an exercise price equal to the price per share at the close of trading on May 1, 2003. Such options will be granted under and subject to the terms of the Company's 1997 Stock Incentive Plan.

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Mr. Peter Grabowski
April 23, 2003
Page 2


                           Any future stock option awards will be at the discretion of the Board or a duly authorized Committee thereof.

         Benefits:         All benefits will remain the same.


         Peter, given your experience and past performance, we have full confidence in your assuming this key role of Chief Financial Officer and we look forward to welcoming you to the senior leadership team.

                                    Very Truly Yours,


                                    /s/ Erik Vonk
                                    --------------------------------------------
                                    Erik Vonk
                                    Chairman and Chief Executive Officer